EXHIBIT 5.1
[MORRISON & FOERSTER LLP LETTERHEAD]
June 14, 2006
United Dominion Realty Trust, Inc.
1745 Shea Center Drive
Suite 200
Highlands Ranch, CO 80129
     Re: 4.00% Convertible Senior Notes due 2035
Ladies and Gentlemen:
     We have acted as counsel to United Dominion Realty Trust, Inc. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3, Registration No. 333-131278, its Prospectus dated January 25, 2006 and its Prospectus Supplement dated June 14, 2006 (the Registration Statement, Prospectus and Prospectus Supplement are collectively referred to as the “Registration Statement”), relating to the registration under the Securities Act of 1933 of the resale by the holders of a total of $250,000,000 principal amount of 4.00% Convertible Senior Notes due 2035 (the “Notes”) and the shares of common stock issuable upon conversion of the Notes (the “Shares”). The Notes were issued pursuant to the Indenture dated as of December 19, 2005 between the Company and SunTrust Bank, as Trustee (the “Indenture”).
     In connection with this opinion, (i) we have reviewed the Registration Statement, the Indenture and certain of the Company’s other corporate records, documents, instruments and proceedings taken in connection with the authorization and issuance of the Notes and the Shares, and (ii) we have made such inquiries of officers of the Company and public officials and have considered such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.
     We have assumed the genuineness of all signatures on and the authenticity of all items submitted to us as originals and the conformity to originals of all items submitted to us as copies. We also have relied, as to matters of fact, upon the accuracy of representations and certificates of the Company’s officers. We have also relied on the Company’s records and have assumed the accuracy and completeness thereof. The opinions hereinafter expressed are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.
     Based upon and subject to the foregoing, we are of the opinion that (i) the Notes constitute legal, valid and binding obligations of the Company, and (ii) following the issuance upon conversion of the Notes in accordance with, and in the manner contemplated by, the Notes, the Indenture and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     We express no opinion as to matters governed by laws of any jurisdiction other than the substantive laws of the State of New York (including its applicable choice-of-law rules) and the State of Maryland, as in effect on the date hereof.
     We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Company’s filings with the Commission.

Very truly yours,
/s/ Morrison & Foerster LLP
Morrison & Foerster LLP